INVESTMENT ADVISORY AGREEMENT

                                     BETWEEN

                           ARMSTRONG ASSOCIATES, INC.

                                       AND

                                PORTFOLIOS, INC.

     THIS INVESTMENT ADVISORY AGREEMENT is made this 30th day of October, 1981 by and between Armstrong Associates, Inc., a Texas corporation, and Portfolios, Inc., a Texas corporation:

                              W 1 T N E S S E T H:

     WHEREAS, the Fund is engaged in business as an open-end investment company registered under the Investment Company Act; and

     WHEREAS, the Adviser is willing to provide investment advisory and administrative services to the Fund on the terms and conditions hereinafter set forth:

     NOW, THEREFORE, for and in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     ss. 1. DEFINITIONS. The terms defined in this ss.l whenever used in this Agreement shall have the respective meanings hereinafter specified.

          "ADVISER" means Portfolios, Inc., a Texas corporation.

          "ARTICLES OF INCORPORATION" means the Articles of Incorporation of the Fund, as from time to time amended.

          "AVERAGE DAILY NET ASSETS" means the average of the Fund's net asset values (determined in accordance with the Articles of Incorporation) at the close of business on each day on which the New York Stock Exchange is open for business during the period.

          "BOARD" means the Board of Directors of the Fund.

          "FUND" means Armstrong Associates, Inc., a Texas corporation.

          "INTERESTED PERSON" has the meaning set forth in Section 2 (a) of the Investment Company Act.

          "INVESTMENT COMPANY ACT" means the Investment Company Act of 1940, as from time to time amended.

          "PRIOR AGREEMENT" means the Investment Advisory Agreement dated October 30, 1979 between the Fund and the Adviser.

          "RESEARCH" means research, statistical and similar information and services.

          "SBH" means Schneider, Bernet & Hickman, Inc., a Texas corporation.

     ss. 2. DUTIES OF THE ADVISER. The Adviser shall provide the Fund with such investment advice and supervision as the Fund may consider necessary for the proper management of its assets. The Adviser shall act as investment adviser to the Fund and, as such, shall determine what securities shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held uninvested. The Adviser may take, on behalf of the Fund, all actions which it deems necessary in connection with the management of the Fund's investments. The Adviser may place all orders for the purchase or sale of portfolio securities for the Fund's account with brokers or dealers selected by it, including SBH, and is authorized as the agent of the Fund to give instructions to the custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. The rights and duties set forth above are subject always to the provisions of the Articles of Incorporation and to the provisions of the Investment Company Act.

     ss. 3. ALLOCATION OF CHARGES AND EXPENSES. The Adviser shall furnish to the Fund, at the Adviser's expense, office space, local telephone service and utilities, and shall be responsible for the compensation of directors, officers and employees of the Fund who are Interested Persons of the Adviser. The Fund shall be responsible for and shall pay all of its own expenses, debts and
liabilities   including,   without  limitation,   all  of  the  following:   the
compensation of directors who are not Interested Persons of the Adviser; governmental fees; interest charges; taxes; membership dues in the

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

Investment Company Institute and the No-Load Mutual Fund Association, Inc.; fees and expenses of its legal counsel and of its independent accountants and auditors; all charges of each transfer agent, registrar, custodian and disbursing agent of the Fund for all services to the Fund including, without limitation, those relating to safekeeping of funds and securities, issuance and redemption of shares of the Fund, solicitation of shareholder votes, shareholder confirmations and statements, mailings to shareholders and keeping of shareholder accounts and records; expenses of issuing, delivering, re-purchasing and redeeming shares; expenses of preparing, printing and mailing stock certificates, prospectuses, shareholders' reports, notices, proxy statements and reports to governmental officers and commissions; brokerage and other expenses connected with the execution of portfolio security transactions; insurance premiums; expenses of solicitation of shareholder votes; and expenses relating to the registration and qualification of shares of the Fund under the Securities Act of 1933, as amended, and state securities or "blue sky" laws; PROVIDED, HOWEVER, that the Adviser will reimburse the Fund for such expenses to the extent provided in ss. 5 below.

     ss. 4. COMPENSATION OF THE ADVISER. For the services to be rendered and for the facilities to be furnished as provided in ss.ss. 2 and 3 above, the Fund shall pay to the Adviser a cash fee, to be calculated and paid monthly as hereinafter provided in this ss. 4, at the annual rate of .8% of its Average Daily Net Assets for each fiscal year. Such fee shall be calculated as of the end of each month during the fiscal year (i) on the basis of such annual rate, and (ii) cumulatively from the beginning of the current fiscal year to the month-end as of which the calculation is made, with credit being given to the Fund for previous fee payments for said year. Within ten days after the determination of the amount and, in any event, within twenty-five days after the end of each month, the amount of the fee due by the Fund to the Adviser hereunder shall be settled between the Fund and the Adviser. All such monthly calculations and settlements shall be subject to final adjustment as of the end of each fiscal year. If the Adviser shall serve for less than the whole of any period specified in this ss. 4, the compensation to the Adviser shall be prorated.

     ss. 5. EXPENSE REIMBURSEMENT. The Adviser agrees to reimburse the Fund for all expenses (including the advisory fee paid pursuant to ss. 4 above but excluding interest, taxes, brokerage commissions and extraordinary charges such as litigation costs) incurred by the Fund with respect to any fiscal year in excess of the following percentages of its Average Daily Net Assets for the fiscal year: 2% of the first $10 million of Average Daily Net Assets; 1.5% of the next $20

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

million of Average Daily Net Assets; and 1% of the remaining Average Daily Net Assets. Such reimbursement shall be calculated as of the end of each month during the fiscal year (i) on the basis of such annual percentages and reasonably anticipated annual expenditures (whether or not such expenses have been incurred in whole or in part at the date of the calculation), and (ii) cumulatively from the beginning of the current fiscal year to the month-end as of which the calculation is made, with credit being given to the Adviser for previous expense reimbursements for said year. Within ten days after the determination of the amount and in any event within twenty-five days after the end of each month, the amount of any reimbursement due by the Adviser to the Fund hereunder, or of any refund by the Fund to the Adviser of reimbursement previously made, shall be settled between the Fund and the Adviser. All such monthly calculations and settlements shall be subject to final adjustment as of the end of each fiscal year.

     ss. 6. BROKERAGE. In discharging its duties pursuant to ss. 2, the Adviser may give preference, and may cause the Fund to pay higher negotiated commission rates, to brokers which, in addition to having the capacity of obtaining the best price for the security itself and of executing the order with speed, efficiency and confidentiality, also provide Research to the Adviser. Research furnished by brokers through whom the Fund effects securities transactions may be used by the Adviser in servicing all of its accounts, and there shall be no reduction in the compensation of the Adviser hereunder as a consequence of its receipt of such Research. The Adviser, however, in the allocation of brokerage must determine in good faith that the amount of the commission is reasonable in relation to the value of the brokerage services and Research provided by the broker, viewed in terms of either the particular transaction or the Adviser's overall responsibilities with respect to the accounts as to which it exercises investment discretion. Further, any commissions, fees or other remuneration for brokerage allocated to SBH shall be reasonable and fair compared to the commissions, fees or other remuneration paid to other brokers in connection with comparable transactions involving similar securities being purchased or sold during a comparable period of time. In the allocation of brokerage for the Fund, the Adviser shall be subject always to such policies and requirements that the Board may adopt or approve.

     ss. 7. ACTIVITIES OF THE ADVISER. The services of the Adviser to the Fund are not deemed to be exclusive, and the Adviser shall be free to engage in any other business or to render similar services to others.

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

     ss. 8. DURATION AND TERMINATION OF THIS AGREEMENT. This Agreement shall become effective upon its execution and shall continue in effect for two years from the date of its execution, and thereafter, but only so long as such continuance is specifically approved at least annually (i) by the vote of a majority of the directors of the Fund who are not parties to this Agreement or Interested Persons of the Fund or the Adviser at a meeting specifically called for the purpose of voting on such approval, and (ii) by the Board or by a vote of a majority of the outstanding voting securities of the Fund. This Agreement may be terminated by the Adviser at any time without penalty on 60 days' written notice, and may be terminated at any time without penalty by the Board or by the vote of a majority of the outstanding voting securities of the Fund on 60 days' written notice. This Agreement shall automatically terminate in the event of its transfer or assignment.

     ss. 9. TERMINATION OF PRIOR AGREEMENT. The Prior Agreement is hereby terminated effective at the opening of business on the date hereof, and the relations of the parties thereafter shall be governed by the terms of this Agreement.

     ss. 10. ACCOUNTING PRINCIPLES. All computations under this Agreement affecting or pertaining to fees, expenses and expense reimbursements shall be made in accordance with generally accepted accounting principles.

     ss. 11. INVESTMENT COMPANY ACT. This Agreement is made subject to the provisions of the Investment Company Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory Agreement to be executed as of the date first above written.

                                        ARMSTRONG ASSOCIATES, INC.

                                        By /s/ Candace L. King
                                           ---------------------------
                                           Vice President


                                        PORTFOLIOS, INC.

                                        By /s/ C.K. Lawson
                                           ---------------------------
                                           President


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